Exhibit 12(b)
NationsBank Corporation and Subsidiaries
Ratio of Earnings to Fixed Charges and Preferred Dividends
(Dollars in Millions)

                                                         Six Months                     Year Ended December 31
                                                           Ended      --------------------------------------------------------------
                                                       June 30, 1998    1997         1996         1995          1994         1993
                                                       -----------------------------------------------------------------------------
Excluding Interest on Deposits
--------------------------------------------------
Income before taxes ..............................     $  2,971      $  5,230     $  4,536     $  3,810      $  3,293      $  2,619

Equity in undistributed (earnings) losses
  of unconsolidated subsidiaries .................           (2)         --              2           (7)           (3)           (5)

Fixed charges:
     Interest expense (including
       capitalized interest) .....................        2,966         5,060        4,342        4,706         3,056         1,512
     Amortization of debt discount and
       appropriate issuance costs ................           11            19           20           12             8             6
     1/3 of net rent expense .....................           96           180          157          155           141           129
                                                       ----------------------------------------------------------------------------
        Total fixed charges ......................        3,073         5,259        4,519        4,873         3,205         1,647

Preferred dividend requirements ..................            5            17           25           37            43            43

Earnings (excluding capitalized interest) ........     $  6,042      $ 10,489     $  9,057     $  8,676      $  6,495      $  4,261
                                                       ============================================================================

Fixed charges ....................................     $  3,078      $  5,276     $  4,544     $  4,910      $  3,248      $  1,690
                                                       ============================================================================
Ratio of Earnings to Fixed Charges ...............         1.96          1.99         1.99         1.77          2.00          2.52

Including Interest on Deposits
--------------------------------------------------
Income before taxes ..............................     $  2,971      $  5,230     $  4,536     $  3,810      $  3,293      $  2,619

Equity in undistributed (earnings) losses
  of unconsolidated subsidiaries .................           (2)         --              2           (7)           (3)           (5)

Fixed charges:
Interest expense (including
  capitalized interest) ..........................        5,407         9,951        8,588        8,980         6,231         4,450
Amortization of debt discount and
  appropriate issuance costs .....................           11            19           20           12             8             6
1/3 of net rent expense ..........................           96           180          157          155           141           129
                                                       ----------------------------------------------------------------------------
        Total fixed charges ......................        5,514        10,150        8,765        9,147         6,380         4,585

Preferred dividend requirements ..................            5            17           25           37            43            43

Earnings (excluding capitalized interest) ........     $  8,483      $ 15,380     $ 13,303     $ 12,950      $  9,670      $  7,199
                                                       ============================================================================
Fixed charges ....................................     $  5,519      $ 10,167     $  8,790     $  9,184      $  6,423      $  4,628
                                                       ============================================================================
Ratio of Earnings to Fixed Charges ...............         1.54          1.51         1.51         1.41          1.51          1.56

                                       47